EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on this Schedule 13G, dated September 10, 2019 (the “Schedule 13G”), with respect to the Common Stock of Avon Products, Inc. is filed, and all amendments thereto will be filed, on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to this Schedule 13G. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 10th day of September 2019.

Dynamo Internacional Gestão de Recursos Ltda.

By:	/s/ Luiz Felipe de Almeida Campos
	Name:	Luiz Felipe de Almeida Campos
	Title:	Director

Dynamo Administração de Recursos Ltda.

By:	/s/ Luiz Felipe de Almeida Campos
	Name:	Luiz Felipe de Almeida Campos
	Title:	Director